EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 2/27/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/17/2025	Buy	700	7.95
2/10/2025	Buy	29	8.41
2/18/2025	Buy	1,745	8.97
2/21/2025	Buy	2,501	8.79
2/26/2025	Buy	25,199	9.07
2/27/2025	Buy	56,219	9.03